UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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NORTHWEST BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2007
Dear Stockholder:
We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Northwest Bancorp, Inc., the parent company of Northwest Savings Bank. The Annual Meeting will be held at The Struthers Library Theatre, located at 302 W. Third Avenue, Warren, Pennsylvania, at 11:00 a.m. (Pennsylvania time) on May 16, 2007.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of Northwest Bancorp, Inc. Our directors and officers, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.
The business to be conducted at the Annual Meeting includes the election of four directors and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2007.
Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Northwest Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.
Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2006, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, please take a moment now to cast your vote via the Internet or by telephone as described on the enclosed proxy card, or alternatively, complete, sign, date and return the proxy card in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely,

William J. Wagner
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
2007 ANNUAL MEETING OF STOCKHOLDERS
REVOCATION OF PROXIES
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL I — ELECTION OF DIRECTORS
PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
STOCKHOLDER PROPOSALS
OTHER MATTERS
MISCELLANEOUS
HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

NORTHWEST BANCORP, INC.
100 Liberty Street
Warren, Pennsylvania 16365-2353
(814) 726-2140
NOTICE OF
2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2007
     Notice is hereby given that the 2007 Annual Meeting of Stockholders of Northwest Bancorp, Inc. will be held at The Struthers Library Theatre, 302 W. Third Avenue, Warren, Pennsylvania, on May 16, 2007 at 11:00 a.m. Pennsylvania time.
     A Proxy Card and a Proxy Statement for the Meeting are enclosed.
     The Meeting is for the purpose of considering and acting upon:
1.	The election of four directors of Northwest Bancorp, Inc.;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Northwest Bancorp, Inc. for the year ending December 31, 2007; and
such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.
     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 30, 2007, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.
     EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE YOUR SHARES USING THE INTERNET OR TELEPHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF NORTHWEST BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.
By Order of the Board of Directors

Gregory C. LaRocca
Executive Vice President and Corporate Secretary
Warren, Pennsylvania
April 5, 2007
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement
NORTHWEST BANCORP, INC.
100 Liberty Street
Warren, Pennsylvania 16365-2353
(814) 726-2140
2007 ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007
     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northwest Bancorp, Inc. to be used at the 2007 Annual Meeting of Stockholders of Northwest Bancorp, Inc., which will be held at The Struthers Library Theatre, 302 W. Third Avenue, Warren, Pennsylvania, on May 16, 2007, at 11:00 a.m., Pennsylvania time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 13, 2007.
REVOCATION OF PROXIES
     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by Internet or telephone as described on your Proxy Card. You may also vote by signing and returning your Proxy Card to Northwest Bancorp, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the annual meeting.
     Proxies may be revoked by sending written notice of revocation to the Secretary of Northwest Bancorp, Inc., Gregory C. LaRocca, at the address shown above, or by returning a duly executed proxy bearing a later date by mail, Internet or telephone, as described on your Proxy Card. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary prior to the voting of such proxy.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
     Holders of record of our shares of common stock, par value $0.10 per share, as of the close of business on March 30, 2007 are entitled to one vote for each share then held. As of March 30, 2007, there were 49,815,041 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.
     As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.
     As to the ratification of KPMG LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for the ratification of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2007. Shares as to which the “ABSTAIN” box has been selected on the proxy card will be counted as shares represented and entitled to vote and will have the same effect as a vote against the matter. Broker non-votes are not considered represented at the annual meeting and entitled to vote on the matter.
     Our management anticipates that Northwest Bancorp, MHC, our majority stockholder, will vote all of its shares in favor of all the matters set forth above. If Northwest Bancorp, MHC votes all of its shares in favor of each proposal, the approval of each proposal would be assured.
     Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 30, 2007, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership (1)	Outstanding
Northwest Bancorp, MHC	30,536,457	61.3%
100 Liberty Street
Warren, Pennsylvania 16365

Northwest Bancorp, MHC,	31,353,293	62.9%
and all directors, nominees and
executive officers of Northwest Bancorp, Inc.
and Northwest Savings Bank as a group
(13 directors and officers) (2)

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Includes shares of common stock held by Northwest Bancorp, MHC, of which our directors are also trustees. Excluding shares of common stock held by Northwest Bancorp, MHC, directors and executive officers of Northwest Bancorp, Inc. and Northwest Savings Bank owned 816,836 shares of common stock, or 1.6% of the outstanding shares.
PROPOSAL I — ELECTION OF DIRECTORS
     At the annual meeting, our Board of Directors will be increased to nine members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Four directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Robert G. Ferrier, Richard E. McDowell and Joseph F. Long to serve as directors for three-year terms, and Philip M. Tredway to serve as director for a two-year term. Each of Messrs. Ferrier, McDowell and Long is currently a member of the Board of Directors. Mr. Tredway was recommended for nomination by a nonmanagement director.
     The table below sets forth certain information regarding the composition of our Board of Directors as of March 30, 2007, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

					Shares of
		Positions			Common Stock
		Held in Northwest	Director	Current Term	Beneficially		Percent
Name (1)	Age	Bancorp, Inc.	Since (2)	to Expire	Owned (3)		of Class
NOMINEES

Philip M. Tredway	59	Director	—	2009	—		—
Robert G. Ferrier	67	Director	1980	2010	28,946	(4)	*
Richard E. McDowell	63	Director	1972	2010	71,729	(5)	*
Joseph F. Long	65	Director	2001	2010	44,398	(6)	*

DIRECTORS CONTINUING IN OFFICE

William J. Wagner	53	Chairman of the Board, President and Chief Executive Officer	1994	2008	206,056	(7)	*
Thomas K. Creal, III	68	Director	1982	2008	14,500	(8)	*
A. Paul King	63	Director	2001	2008	30,235	(9)	*
Richard L. Carr	65	Director	1982	2009	54,745	(10)	*
John M. Bauer	65	Director	1999	2009	28,592	(11)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Gregory C. LaRocca	56	Executive Vice President and Corporate Secretary	N/A	N/A	104,486	(12)	*
Robert A. Ordiway	58	Executive Vice President- Marketing and Facilities	N/A	N/A	118,746	(13)	*
William W. Harvey, Jr.	40	Executive Vice President- Finance and Chief Financial Officer	N/A	N/A	40,000	(14)	*
Steven G. Fisher	50	Executive Vice President- Banking Services	N/A	N/A	74,403	(15)	*

*	Less than 1%.

(1)	The mailing address for each person listed is 100 Liberty Street, Warren, Pennsylvania 16365-2353.

(2)	Reflects initial appointment to the Board of Directors of Northwest Savings Bank for directors elected prior to 1998. Each director of Northwest Bancorp, Inc. is also a trustee of Northwest Bancorp, MHC, which owns the majority of the issued and outstanding shares of common stock.

(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(4)	Includes options to purchase 14,000 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(5)	Includes options to purchase 14,000 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(6)	Includes options to purchase 16,000 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(7)	Includes options to purchase 39,559 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(8)	Includes options to purchase 10,500 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(9)	Includes options to purchase 16,000 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(10)	Includes options to purchase 14,000 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(11)	Includes options to purchase 11,000 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(12)	Includes options to purchase 19,240 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(13)	Includes options to purchase 19,240 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(14)	Includes options to purchase 22,490 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

(15)	Includes options to purchase 19,240 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.

     Directors
     The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated.
     William J. Wagner was named President and Chief Executive Officer of Northwest Savings Bank in August 1998, President and Chief Executive Officer of Northwest Bancorp, Inc. in June 2001 and Chairman of the Board of Northwest Savings Bank and Northwest Bancorp, Inc. in July 2003. Mr. Wagner was the Chief Financial Officer of Northwest Savings Bank since 1984 and was named Chief Operating Officer in 1996. Mr. Wagner was appointed Executive Vice President in 1992 and was elected to the Board of Directors in 1994. Mr. Wagner is a certified public accountant.
     John M. Bauer is co-founder, partner and President of Contact Technologies, Inc., an electrical component manufacturer in St. Marys, Pennsylvania. He has served in that capacity since 1989.
     Richard L. Carr served as Superintendent of the Titusville Area School District, Titusville, Pennsylvania from 1986 until his retirement in 1996. Mr. Carr was appointed Lead Director of Northwest Bancorp, Inc. in 2003.
     Thomas K. Creal, III is an architect in the architectural firm of Habiterra Architecture & Landscape Architecture, in Warren, Pennsylvania and was an owner/partner in the firm’s predecessor from 1970 to 2003.
     Robert G. Ferrier has been President of Ferrier’s True Value Hardware, Erie, Pennsylvania since 1957.
     A. Paul King has been President of Oral Surgery of Erie, Erie, Pennsylvania since 1999, and was Vice President from 1974 through 1999. Dr. King was previously a Director of The Heritage Trust Company, which was acquired by Northwest Savings Bank in 2000.
     Joseph F. Long has served as President of the Passavant Hospital Foundation in Pittsburgh, Pennsylvania since January 2000. Mr. Long is a certified public accountant, and retired as a partner of KPMG LLP in January 2000. During Mr. Long’s 36 years at KPMG LLP he held positions including Regional Partner in charge of thrift practice for the third Federal Home Loan Bank District and partner in charge of financial service assurance based consulting services for KPMG LLP’s mid-Atlantic area. He was also a member of the KPMG LLP firm-wide Audit Committee.
     Richard E. McDowell is President Emeritus of the University of Pittsburgh at Bradford, Bradford, Pennsylvania. He served as President of the University from 1970 until August 2002.
     Philip M. Tredway has been President and Chief Executive Officer of Erie Molded Plastics, Inc., Erie, Pennsylvania since 1982.
Executive Officers who are not Directors
     The principal occupation during the past five years of each of our executive officers, other than Mr. Wagner, is set forth below. All executive officers have held their present positions for five years unless otherwise stated.
     Gregory C. LaRocca was employed by Northwest Savings Bank beginning in 1992, and currently serves as Executive Vice President of the Investment and Trust Services Group and Corporate Secretary for Northwest Savings Bank and Northwest Bancorp, Inc. He was previously Chief Executive Officer of American Federal Savings, which merged with Northwest Savings Bank in March 1992.
     Robert A. Ordiway has been employed by Northwest Savings Bank since 1975, most recently as Executive Vice President, Marketing and Facilities. He was formerly Executive Vice President of the Retail Delivery Systems Group of Northwest Savings Bank.

     William W. Harvey, Jr. has been employed by Northwest Savings Bank since 1996 and currently serves as Executive Vice President, Finance and Chief Financial Officer for Northwest Savings Bank and Northwest Bancorp, Inc. Mr. Harvey is a certified public accountant.
     Steven G. Fisher has been employed by Northwest Savings Bank since 1983, most recently as Executive Vice President of the Banking Services Group. He was formerly Senior Vice President of Operations of Northwest Savings Bank.
Board Independence
     The Board of Directors has determined that Directors Bauer, Carr, Creal, Ferrier, King, Long and McDowell, and nominee Tredway, are each “independent” within the meaning of the Nasdaq corporate governance listing standards. Mr. Wagner is not independent by virtue of his being an employee of Northwest Savings Bank. In addition, the Board of Directors has appointed Mr. Carr as Lead Director. In this capacity, Mr. Carr chairs the meetings of the independent directors and other meetings of the Board when the Chairman is excused or absent. Mr. Carr also acts as liaison between the Chairman and the independent directors.
     In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, which are not required to be reported under “—Transactions With Certain Related Persons,” below. Each of Directors John M. Bauer, Richard L. Carr and Richard E. McDowell has a Northwest Savings Bank credit card. Director Carr also has a home equity line of credit with Northwest Savings Bank. Director Robert E. Ferrier has a mortgage loan and a home equity line of credit with Northwest Savings Bank.
Meetings and Committees of the Board of Directors
     The business of Northwest Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Executive, Audit, Compensation, Nominating, Risk Management, Governance and Trust Committees. Mr. Wagner, our Chairman of the Board and President, is a member of the Executive and Trust Committees. During the year ended December 31, 2006, the Board of Directors met at twelve regular meetings. No special meetings were called. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board of directors (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served). The duties and responsibilities of the Compensation, Audit and Nominating Committees follows:
     Compensation Committee. The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The current members of the Compensation Committee consist of Directors Carr, who serves as Chairman, Bauer, Creal, Ferrier and King. The Compensation Committee meets on at least a quarterly basis or more frequently if necessary. Our Governance Committee has adopted a written charter for the Committee, which is available at our website at http://www.northwestsavingsbank.com. The Compensation Committee met four times during the year ended December 31, 2006. The purpose of the Compensation Committee is to, among other things, assist the Board in fulfilling their responsibilities regarding:
•	Compensation of the executive officers, other senior officers and employees, including oversight of our base salary, cash incentive compensation, equity-based awards and other benefits and perquisites;

•	Evaluating the performance of the Chief Executive Officer on an annual basis and approving the base salary, cash incentive bonus, equity-based incentive awards and other compensation of the Chief Executive Officer; and

•	Evaluating and reviewing management resources, including succession planning and management development activities.

     In furtherance of these objectives, the Compensation Committee is responsible, among others, for:
•	Approving the corporate compensation philosophy, including overseeing and monitoring the executive compensation policies, plans and programs for such officers to ensure that they are consistent with the compensation philosophy and the long-term interests of our shareholders;

•	Reviewing and if appropriate, amending and approving management’s recommendations for compensation issues such as salary ranges, annual merit increases, annual bonuses and long-term incentive plans, including equity-based compensation programs such as stock options and restricted stock awards;

•	Annually reviewing the Chief Executive Officer’s evaluation of the performance of the senior executives who report directly to the Chief Executive Officer in connection with its overall review of executive compensation;

•	Evaluating, reviewing and approving the execution of management contracts and severance agreements for senior executives and reviewing the annual renewal of such contracts;

•	Reviewing and approving all employee benefit plans including retirement plans and health insurance; and

•	At least annually, in consultation with the independent members of the Board and Chief Executive Officer, reviewing succession planning and management development activities and strategies regarding the Chief Executive Officer and other members of senior management.
     The Compensation Committee shall have available to it the resources and authority necessary to properly discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, relies on the assistance of professionals within our Human Resources Department. Although the Human Resources Department utilizes survey information provided by compensation consultants in recommending compensation levels, the Compensation Committee does not directly utilize compensation consultants in determining director or executive officer compensation.
     Audit Committee. The Audit Committee consists of Directors Bauer, who serves as Chairman, Carr, Long and McDowell. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each of Messrs. Bauer and Long qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Messrs. Bauer and Long is included in “—Directors.” Our Governance Committee has adopted a written charter for the Audit Committee, which is available at our website at http://www.northwestsavingsbank.com. The Audit Committee met six times during the year ended December 31, 2006.
     The duties and responsibilities of the Audit Committee include, among other things:
•	retaining, overseeing and evaluating an independent registered public accounting firm to audit our annual financial statements;

•	overseeing our external financial reporting processes;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm;

•	reviewing the audited financial statements with management and the independent registered public accounting firm;

•	considering whether certain relationships with the independent registered public accounting firm and the provision by the independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public accounting firm’s independence;

•	overseeing the activities of the internal audit staff and reviewing management’s administration of the system of internal accounting controls; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter.
     Nominating Committee. The Nominating Committee Charter provides that the Nominating Committee will consist of a minimum of three independent directors. For the year ended December 31. 2006, the Nominating Committee consisted of all of our non-employee directors. Each member of the Nominating Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Governance Committee has adopted a written charter for the Committee, which is available at our website at http://www.northwestsavingsbank.com. The Nominating Committee met once during the year ended December 31, 2006.
     The functions of the Nominating Committee include the following:
•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval;

•	developing and recommending to the Board of Directors other specific criteria for the selection of individuals to be considered for election or re-election to the Board of Directors;

•	adopting procedures for the submission of recommendations by stockholders for nominees for the Board of Directors; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter and recommending any proposed changes to the Governance Committee.
     The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:
•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the ability to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to Northwest Bancorp, Inc. and its stockholders; and

•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.
     The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.
     Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. There have been no material changes to these procedures since they were previously disclosed in our proxy statement for the 2006 annual meeting of stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for Director by writing to us at 100 Liberty Street, Warren, Pennsylvania 16365, Attention: Corporate Secretary. The Corporate Secretary must receive a submission for consideration for the 2008 Annual Meeting of Stockholders no later than November 23, 2007.
     The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

•	the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Northwest Bancorp, Inc. or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
     A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.
     Stockholder Communications with the Board. A stockholder of Northwest Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 100 Liberty Street, Warren, Pennsylvania 16365, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:
•	forward the communication to the director or directors to whom it is addressed; or

•	attempt to handle the inquiry directly, or forward the communication for response by another employee of Northwest Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our stockholder relations officer.
     At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.
Attendance at Annual Meetings of Stockholders
     Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings absent unavoidable scheduling conflicts. All of our then-current directors attended the prior fiscal year’s annual meeting of stockholders.
Code of Ethics
     We have adopted a Code of Ethics that is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on our website at http://www.northwestsavingsbank.com. Amendments and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.
Code of Conduct
     We have adopted a Code of Conduct that is applicable to all employees. Each year, the employees are trained with respect to their responsibilities under, and acknowledge that they understand their responsibilities and will comply with all aspects of, the Code of Conduct.
Audit Committee Report
     The Audit Committee has issued a report that states as follows:
•	We have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2006;

•	We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•	We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm their independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
     This report has been provided by the Audit Committee, which consists of Directors Bauer (Chairman), Carr, Long and McDowell.
Section 16(a) Beneficial Ownership Reporting Compliance
     The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Northwest Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and

Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports, William J. Wagner, President and Chief Executive Officer, filed a Form 4 in March 2006 to report a gift that occurred in 1998. Because the gift was to Mr. Wagner’s spouse, the gift did not change Mr. Wagner’s beneficial ownership of shares of common stock as previously reported. We believe that no other officer, director or 10% beneficial owner of Northwest Bancorp, Inc. failed to file such ownership reports on a timely basis for the year ended December 31, 2006.
Compensation Committee Interlocks and Insider Participation
     Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Carr, who serves as Chairman, Bauer, Creal, Ferrier and King. None of these individuals was an officer or employee of Northwest Bancorp, Inc. during the year ended December 31, 2006, or is a former officer of Northwest Bancorp, Inc. None of the members of the Compensation Committee had any relationship requiring disclosure under “—Transactions with Certain Related Persons.”
     During the year ended December 31, 2006, (i) no executive of Northwest Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Northwest Bancorp, Inc.; (ii) no executive officer of Northwest Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Northwest Bancorp, Inc.; and (iii) no executive officer of Northwest Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Northwest Bancorp, Inc.
Compensation Committee Report
     The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.
     This report has been provided by the Compensation Committee, which consists of Directors Carr (Chairman), Bauer, Creal, Ferrier and King.
Compensation Discussion and Analysis
     Compensation Philosophy. The Compensation Committee has the responsibility for establishing, implementing and monitoring adherence with our overall corporate compensation philosophy. The Compensation Committee’s goal is to ensure that the total compensation paid to all employees, including executive officers, is fair, reasonable and competitive. In that regard, the Compensation Committee has adopted a framework for our compensation program that is intended to:
•	Provide a total compensation program that is aligned with the interests of our stockholders;

•	Attract and retain talent needed to contend in a competitive market environment;

•	Assist in balancing the sometimes competing needs of external competitiveness, internal consistency, organizational economics, management flexibility, ease of understanding and simplicity of administration;

•	Ensure all employees (including executive officers) receive rewards based on performance and value added to the organization in an environment built on shared leadership; and

•	Use long-term equity programs to motivate and reward performance that increases our market value over time, align senior management interests with the organization’s strategic business objections and to provide a retention incentive.
     At least four times a year, the Compensation Committee meets to review various aspects of our programs with the assistance of our Human Resources Director. These reviews are intended to assure:
•	The framework for executive officer compensation supports our business strategy and corporate compensation philosophy;

•	The overall compensation package, including the mix of base salary, annual cash bonuses and equity awards is competitive; and

•	The overall program is aligned with stockholders interest.
     The senior management compensation program utilizes competitive peer group information to determine base salary and annual cash bonus levels. We establish compensation levels for all positions with a goal that the total compensation paid for that position will approximate the market median (50th percentile). See “—Market Comparisons.” Market compensation is developed using national and/or regional financial industry data for executives, senior professionals, upper-level managers, professionals and some mid-level managers and regional and/or local pay practices for supervisors and non-exempt employees.
     Compensation Program. Compensation paid to our executive officers for 2006 consisted primarily of performance-based salary, annual cash bonuses and stock-option awards. An annual cash bonus is paid to management personnel and is directly related to our performance with consideration given to our return on average equity, return on average tangible equity, return on average assets, growth in earnings per share, retail asset growth as well as the performance of the individual employee. Stock option awards are granted to motivate and reward individual performance that increases the long-term value of our franchise and provides an incentive for our key employees to remain employed with us. Approximately 300 of our employees receive these stock option awards. In addition, all of our employees, including executive officers, generally receive a holiday bonus ranging from 2% of base compensation for employees with one year of service to 5% of base compensation for those with five or more years of service. Executive officers participate in the same employee benefit programs generally available to all employees. In addition, the Executive Officers participate in a senior management life insurance plan and the Chief Executive Officer participates in a supplemental employee retirement plan.
     Please refer to the “Summary Compensation Table” for 2006 compensation information regarding these benefits. These benefits are aligned with our objective to attract and retain highly qualified management talent for the benefit of all of our stockholders and are considered by the Compensation Committee to be reasonable when compared to industry averages.
     The Compensation Committee reviewed 2006 Compensation for the Named Executive Officers relative to the competitive market and relative to results delivered on established objectives and performance criteria. The Compensation Committee concluded that the executives’ compensation is consistent with market practice and is reasonable based on performance.
     Market Comparisons. In determining executive officer compensation, we utilize market information that is provided by our Human Resources Director, which is supported by survey data from two compensation consultants. We establish compensation targets for all of our employees so that their total compensation opportunity would approximate the market median (50th percentile). For the year ended December 31, 2006, our Human Resources Director utilized survey data from two nationally recognized compensation consultants (Watson Wyatt and William M. Mercer) in reviewing compensation for all employees. However, we also utilized the following peer group in determining market compensation for our executive officers:

First Commonwealth Financial Corporation
First Niagara Financial Group, Inc.
F.N.B. Corporation
National Penn Bancshares, Inc.
Provident Bancshares Corporation
S&T Bancorp, Inc.
Susquehanna Bancshares, Inc.
     Base Salary. Members of senior management, and all other employees, receive base salaries determined by the responsibilities, skills, performance, growth and experience related to their respective positions. Other factors considered in base salary determination are the competitiveness of total compensation and our ability to pay an appropriate and competitive salary. Base salaries are targeted consistent with our goal that our employees total compensation opportunity would approximate the market median (50th percentile). Specifically, base salaries range between 80% and 120% of the midpoint of the base salary established for each salary range. Base salary progression above target (midpoint) will be limited to those whose performance clearly exceeds expectations. Performance expectations will include measures of results and measures of how results are achieved. Employees are eligible for periodic (normally annual) merit increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary relative to the midpoint, the time interval since the last increase and any added responsibilities since the last salary increase. The Compensation Committee reviews and approves any salary increases for executive officers. The base salary for each of the Named Executive Officers is reflected in the “Summary Compensation Table.”
     Annual Cash Incentive. We provide performance-based cash incentive awards to over 300 eligible management personnel, including executive officers, under the established Management Bonus Plan. Cash incentives are used to motivate and reward achievement of corporate and individual performance objectives, while allowing us to control fixed compensation expense. Funding for the Management Bonus Plan is based on an assessment of our actual financial performance relative to the Compensation Committee’s pre-established financial performance levels based on a combination of financial factors. Cash incentives are paid in March of each year. For the year ended December 31, 2006, these factors were: return on average assets, return on average equity, return on average tangible equity, growth in earnings per share and retail asset growth. As a result of changing from a June 30 fiscal year end to a calendar year end effective December 31, 2005, the Management Bonus Plan was funded based on our six-month financial performance for the six-months ended December 31, 2005 and paid in March 2006.
     For the year ended December 31, 2006, the Chief Executive Officer was eligible to receive a cash incentive under the Management Bonus Plan in an amount up to 35% of base salary, while each of the other Named Executive Officers was eligible to receive a cash incentive under the Management Bonus Plan in an amount up to 30% of base salary.
     The Compensation Committee has discretion under the Management Bonus Plan to make adjustments to the overall performance level achieved to include or exclude the effect of extraordinary, unusual or non-recurring items, changes in tax or accounting rules or the effect of mergers or acquisitions.
     Determination of individual awards is based primarily on the financial performance of Northwest Bancorp, Inc., but then includes an objective assessment of individual performance, as appropriate. With regard to executive officers reporting directly to the Chief Executive Officer, the Compensation Committee considers the annual performance evaluation of those executives conducted by the Chief Executive Officer. Measures of individual performance include the achievement levels of both job essential and job specific skills (an evaluation system that places a higher emphasis on job essential skills for all management personnel to demonstrate), meeting strategic business unit objectives and promoting corporate values to customers and employees. Upon consideration of all above, the Compensation Committee approved the cash incentive award payments (bonus) to eligible management personnel, including payments to the Named Executive Officers that are set forth in the “Summary Compensation Table,” totaling 10% of base salary for Mr. Wagner and 8% of base salary for the other Named Executive Officers.

     Long-Term Stock-Based Compensation. The purpose of our 2004 Stock Option Plan is to advance the interests of Northwest Bancorp, Inc. and its stockholders by providing key employees and outside directors, upon whose judgment, initiative and efforts the successful conduct of our business largely depends, with an additional incentive to perform in a superior manner. The plan was also designed to reward seniority as well as longevity and to attract and retain people of experience and ability.
     Our 2004 Stock Option Plan was approved by the stockholders, and the intention of the Compensation Committee was to distribute a total of 655,552 shares to key employees over a four-year period based upon the level of responsibility of those eligible. The Compensation Committee determines on an annual basis, generally in January of each year, which executives will receive stock awards as well as type, size and restrictions on the awards.
     Grants of stock options to an individual are based primarily on the individual’s level of responsibility and their performance. During the year ended December 31, 2006, the Chief Executive Officer was eligible to receive 9,500 stock options for exceeding individual performance expectations, and 4,750 stock options for meeting individual performance goals. Similarly, the other Named Executive Officers were eligible to receive 4,500 or 5,750 stock options for exceeding individual performance goals, and 2,475 or 3,165 stock options for meeting individual performance goals. For the year ended December 31, 2006, each Named Executive Officer received stock options based upon their exceeding individual performance expectations.
     In addition to stock options, Named Executive Officers also received grants of restricted stock during the year ended December 31, 2005 under the Northwest Bancorp, Inc. 2004 Recognition and Retention Plan. No grants were made under this plan to the Named Executive Officers during the year ended December 31, 2006.
     Employment Agreements. We have entered into employment agreements with certain executive officers, including each of our Named Executive Officers. These agreements are designed to promote stability and continuity of senior management. For a discussion of these agreements and the payments that would be received by the Named Executive Officers under certain scenarios with respect to these agreements, see “Employment Agreements.”
     Retirement Plans. All of our employees, including our Named Executive Officers, are eligible to participate in our tax-qualified defined benefit plan, which is intended to provide an annual retirement benefit. See “Defined Benefit Plan.” We have also adopted a non-qualified supplemental executive retirement plan for the benefit of those individuals whose benefits under the defined benefit plan are limited by restrictions contained in the Internal Revenue Code. See “—Supplemental Executive Retirement Plan.” All of our employees who have attained age 21, completed six or more months of continuous service and have worked 1,000 hours or more are eligible to participate in our 401(k) plan. We provide matching contributions equal to 50% of an eligible employee’s (an employee with one year of continuous service) 401(k) plan contributions, up to 3% of the employee’s eligible compensation. All of our employees who have attained age 21 and have completed 12 months of service during which they have worked at least 1,000 hours are eligible to participate in our employee stock ownership plan. Allocations under the plan are based upon an employee’s salary in relation to the salary of all other qualified employees. Annual contributions to this plan are discretionary. During the year ended December 31, 2006, we allocated only those shares that had been forfeited by former employees, resulting in no new expense under this plan for the calendar year.
     Tax and Accounting Implications
     Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe we are operating in good faith compliance with the statutory provisions that were effective January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under “Executive Compensation—Nonqualified Deferred Compensation.”
     Accounting for Stock-Based Compensation. Beginning on July 1, 2005, we began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Statement 123(R).

Executive Compensation
     The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to Mr. Wagner, who serves as President and Chief Executive Officer, Mr. Harvey, who serves as Chief Financial Officer, and the three most highly compensated executive officers of Northwest Bancorp, Inc. or Northwest Savings Bank other than Messrs. Wagner and Harvey (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
							Change in
							pension value
							and
							nonqualified
						Non-equity	deferred
						incentive plan	compensation	All other
Name and principal				Stock awards	Option	compensation	earnings	compensation
position	Year	Salary ($)	Bonus ($)	($)(1)	awards ($)(2)	($)	($)(3)	($)(4)	Total ($)
William J. Wagner,	2006	441,741	22,087	65,117	45,862	44,940	161,926	32,402	814,075
Chairman of the Board, President and Chief Executive Officer

William W. Harvey, Jr.	2006	152,900	7,645	51,408	23,066	13,280	14,862	13,093	276,254
Executive Vice President, Finance and Chief Financial Officer

Gregory C. LaRocca,	2006	176,867	8,843	30,845	42,766	14,496	52,169	16,365	342,351
Executive Vice President and Corporate Secretary

Robert A. Ordiway,	2006	193,913	9,696	30,845	42,766	15,896	91,729	15,124	399,969
Executive Vice President, Marketing and Facilities

Steven G. Fisher,	2006	152,900	7,645	30,845	21,391	13,280	43,904	11,860	281,825
Executive Vice President, Banking Services
(footnotes on following page)

(footnotes from previous page)

(1)	Reflects the value of all stock awards that vested during the year ended December 31, 2006 that were granted on March 16, 2005 under the Northwest Bancorp, Inc. 2004 Recognition and Retention Plan. The value is the amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R). The assumptions used in the valuation of these awards are included in Notes 1(o) and 15(d) to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

(2)	Reflects the value of option awards that had been granted under the Northwest Bancorp, Inc. 2000 Stock Option Plan and the Northwest Bancorp, Inc. 2004 Stock Option Plan. The value is the amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions used in the valuation of these awards are included in Notes 1(o) and 15(e) to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

(3)	Reflects change in pension value only.

(4)	The compensation represented by the amounts for 2006 set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

	Company
	Contributions to
	Qualified	Company
	Defined	Paid Life	Restricted
	Contribution	Insurance	Stock	Total All Other
Name	Plan (a)	Premiums (b)	Dividends (c)	Compensation
William J. Wagner	$10,101	$13,303	$8,998	$32,402

William W. Harvey, Jr.	$4,799	$1,190	$7,104	$13,093

Gregory C. LaRocca	$5,690	$6,413	$4,262	$16,365

Robert A. Ordiway	$6,154	$4,708	$4,262	$15,124

Steven G. Fisher	$4,799	$2,799	$4,262	$11,860

(a)	Reflects contributions by Northwest Savings Bank to qualified defined contribution plans. Northwest Savings Bank makes matching contributions equal to 50% of the employee’s 401(k) contributions, up to 3% of the employee’s eligible compensation. For the year ended December 31, 2006, Northwest Savings Bank did not allocate new shares for distribution under our employee stock ownership plan. Only forfeited shares were allocated to eligible employees, including Named Executive Officers.

(b)	Reflects excess premiums and/or payments for life insurance reported as taxable compensation on the Named Executive Officer’s W-2.

(c)	Reflects dividends on shares of unvested restricted common stock, which are reported as taxable compensation on the Named Executive Officer’s W-2.
     Amounts listed above in the “Salary” column are paid pursuant to employment agreements with the Named Executive Officers. See “Employment Agreements.” Amounts listed in the “Bonus” column reflect a discretionary bonus approved by the Compensation Committee and distributed to all employees calculated on a five-year vesting schedule. Distribution ranges vary from 0% to 5% of base pay. Named Executive Officers received bonuses equal to 5% of base pay for the year ended December 31, 2006. Amounts listed in the “Non-equity incentive plan compensation” column reflect a discretionary bonus paid by the Compensation Committee in March 2007 under the Management Bonus Plan. See “Compensation Discussion and Analysis—Annual Cash Incentive.” Amounts listed in the “Change in pension value and nonqualified deferred compensation earnings” column reflect the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for SFAS 87 accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the SFAS 87 discount rate as well as changes due to the accrual of plan benefits.

     Plan-Based Awards. The following table sets forth for the year ended December 31, 2006 certain information as to grants of plan-based awards for the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2006
												Grant
												Date
									All other			Fair
								All other	option	Exercise		Value of
								stock	awards:	or base	Closing	Stock
		Estimated future payouts under Non-			Estimated future payouts under equity-			awards:	number of	price of	Market	and
		equity incentive plan awards			incentive plan awards			number of	securities	option	Price on	Option
		Threshold		Maximum	Threshold		Maximum	shares or	underlying	awards	Date of	Awards
Name	Grant date	($)(1)	Target ($)	($)	(#)	Target (#)	(#)	units (#)	options (#)	($/Sh)	Grant	($)
William J. Wagner	(2)	44,940	89,880	157,290	—	—	—	—	—	—	—	—
	(3)	—	—	—	4,750	9,500	9,500	—	—	25.89	26.03	48,545

William W. Harvey, Jr.	(2)	13,280	29,880	49,800	—	—	—	—	—	—	—	—
	(3)		—	—	2,875	5,750	5,750	—	—	25.89	26.03	29,383

Gregory C. LaRocca	(2)	14,496	32,616	54,360	—	—	—	—	—	—	—	—
	(3)	—	—	—	2,875	5,750	5,750	—	—	25.89	26.03	29,383

Robert A. Ordiway	(2)	15,896	35,766	59,610	—	—	—	—	—	—	—	—
	(3)	—	—	—	2,875	5,750	5,750	—	—	25.89	26.03	29,383

Steven G. Fisher	(2)	13,280	29,880	49,800	—	—	—	—	—	—	—	—
	(3)	—	—	—	2,875	5,750	5,750	—	—	25.89	26.03	29,383

(1)	Reflects minimum amount payable under the relevant plan if a payment is to be made to the Named Executive Officer.

(2)	On an annual basis, Named Executive Officers are eligible to receive incentive cash bonuses under the Management Bonus Plan.

(3)	On an annual basis, Named Executive Officers are eligible to receive stock options under our stock options plans. Equity incentive plan awards for the year ended December 31, 2006 were made pursuant to the Northwest Bancorp, Inc. 2004 Stock Option Plan.
     Grants of cash bonuses reflected in the above table were made under our Management Bonus Plan. For the year ended December 31, 2006, bonuses were paid in March 2007, in the amounts listed in the “Summary Compensation Table.” For a discussion of this plan, see “Compensation Discussion and Analysis—Annual Cash Incentive.”
     Grants of stock options reflected in the above table were made pursuant to the Northwest Bancorp, Inc. 2004 Stock Option Plan. For the year ended December 31, 2006, options were awarded in January 2007 to each Named Executive Officer in the amounts listed in the “Target” column. Stock options vest over five years beginning one year from the date of grant, but vesting is accelerated in the event of a change in control of Northwest Savings Bank or Northwest Bancorp, Inc., or in the event of the recipient’s death, disability or normal retirement (generally, the attainment of age 65, or the attainment of age 55 having completed 15 years of service, or retiring at any age having completed at least 25 years of service). The exercise price of stock options is the closing price of our shares of common stock on the day before the date of grant. For a further discussion of grants made pursuant to this plan for the year ended December 31, 2006, see “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation.”

     Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2006 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
	Option awards						Stock awards
				Equity incentive							Equity incentive
				plan awards:						Equity incentive	plan awards:
	Number of	Number of		number of						plan awards:	market or
	securities	securities		securities			Number of		Market value of	number of	payout value of
	underlying	underlying		underlying			shares or units		shares or units	unearned shares,	unearned shares,
	unexercised	unexercised		unexercised	Option		of stock that		of stock that	units or other	units or other
	options (#)	options (#)		unearned options	exercise price	Option	have not vested		have not vested	rights that have	rights that have
Name	exercisable	unexercisable		(#)	($)	expiration date	(#)		($)	not vested (#)	not vested ($)
William J. Wagner	8,600	—		—	9.780	10/17/11	12,160	(5)	333,914	—	—
	11,000	—		—	13.302	08/21/12
	8,800	2,200	(1)	—	16.590	08/20/13
	6,600	4,400	(2)	—	25.490	12/15/14
	1,900	7,600	(3)	—	22.930	01/19/15
	—	9,500	(4)	—	22.180	01/18/16

William W. Harvey, Jr.	2,500	—		—	7.813	10/19/09	9,600	(5)	263,616	—	—
	4,300	—		—	9.780	10/17/11
	5,100	—		—	13.302	08/21/12
	4,080	1,020	(1)	—	16.590	08/20/13
	3,060	2,040	(2)	—	25.490	12/15/14
	1,150	4,600	(3)	—	22.930	01/19/15
	—	5,750	(4)	—	22.180	01/18/16

Gregory C. LaRocca	4,300	—		—	9.780	10/17/11	5,760	(5)	158,170	—	—
	5,100	—		—	13.302	08/21/12
	4,080	1,020	(1)	—	16.590	08/20/13
	3,060	2,040	(2)	—	25.490	12/15/14
	900	3,600	(3)	—	22.930	01/19/15
	—	4,500	(4)	—	22.180	01/18/16

Robert A. Ordiway	4,300	—		—	9.780	10/17/11	5,760	(5)	158,170	—	—
	5,100	—		—	13.302	08/21/12
	4,080	1,020	(1)	—	16.590	08/20/13
	3,060	2,040	(2)	—	25.490	12/15/14
	900	3,600	(3)	—	22.930	01/19/15
	—	4,500	(4)	—	22.180	01/18/16

Steven G. Fisher	4,300	—		—	9.780	10/17/11	5,760	(5)	158,170	—	—
	5,100	—		—	13.302	08/21/12
	4,080	1,020	(1)	—	16.590	08/20/13
	3,060	2,040	(2)	—	25.490	12/15/14
	900	3,600	(3)	—	22.930	01/19/15
	—	4,500	(4)	—	22.180	01/18/16

(footnotes from previous page)

(1)	Remaining unexercisable options will vest on August 20, 2007.

(2)	Remaining unexercisable options will vest equally on December 15, 2007 and 2008.

(3)	Remaining unexercisable options will vest equally on January 19, 2007, 2008, 2009 and 2010.

(4)	Remaining unexercisable options will vest equally on January 18, 2007, 2008, 2009, 2010 and 2011.

(5)	Unvested 2004 Recognition and Retention Plan shares will vest equally on March 16, 2007, 2008, 2009 and 2010.
     Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the year ended December 31, 2006 for the Named Executive Officers. Information for the “Value realized on vesting” column is based on the $23.57 per share trading price of our common stock on March 16, 2006.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2006

	Option awards		Stock awards
	Number of shares		Number of shares
	acquired on exercise	Value realized on	acquired on vesting	Value realized on
Name	(#)	exercise ($)	(#)	vesting ($)
William J. Wagner	—	—	3,040	71,653

William W. Harvey, Jr.	—	—	2,400	56,568

Gregory C. LaRocca	—	—	1,440	33,941

Robert A. Ordiway	—	—	1,440	33,941

Steven G. Fisher	—	—	1,440	33,941
     Pension Benefits. The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2006 for the Named Executive Officers. See “—Defined Benefit Plan” and “—Supplemental Executive Retirement Plan” for a discussion of the plans referenced in this table.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2006
			Present value of
		Number of years	accumulated benefit	Payments during last
Name	Plan name	credited service (#)	($)	fiscal year ($)
William J. Wagner	Northwest Savings Bank Pension Plan	23	496,190	—

	Northwest Savings Bank Non- Qualified Supplemental Retirement Plan	23	493,503	—

William W. Harvey, Jr.	Northwest Savings Bank Pension Plan	11	59,727	—

Gregory C. LaRocca	Northwest Savings Bank Pension Plan	21	320,516	—

Robert A. Ordiway	Northwest Savings Bank Pension Plan	32	660,433	—

Steven G. Fisher	Northwest Savings Bank Pension Plan	23	216,415	—

     Nonqualified Deferred Compensation. The following table sets forth information with respect to defined contribution and other nonqualified deferred compensation plans at and for the year ended December 31, 2006 for the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION AT AND FOR THE YEAR ENDED DECEMBER 31, 2006
	Executive	Registrant	Aggregate	Aggregate	Aggregate balance
	contributions in	contributions in	earnings in last	withdrawals/	at last fiscal year
Name	last fiscal year ($)	last fiscal year ($)	fiscal year ($)	distributions ($)	end ($)
William J. Wagner	—	—	708 (1)	—	16,102 (1)

William W. Harvey, Jr.	—	—	—	—	—

Gregory C. LaRocca	—	—	—	—	—

Robert A. Ordiway	—	—	—	—	—

Steven G. Fisher	—	—	—	—	—

(1)	Earnings were not reported as compensation in Summary Compensation Table for the year ended December 31, 2006 because the amount of the earnings is not “above market.” Amounts included in the aggregate balance at December 31, 2006 were not reported as compensation in Summary Compensation Tables for prior fiscal years.
     Effective December 31, 2005, Northwest Savings Bank suspended the Northwest Savings Bank and Affiliates Upper Managers’ Bonus Deferred Compensation Plan. Under this plan, certain employees of Northwest Savings Bank were eligible to defer all or part of their annual management incentive bonus. Interest is credited to a participant’s deferred compensation account at the annual earnings rate paid on Northwest Savings Bank’s five-year certificates of deposit, calculated as of the end of the preceding fiscal year. The interest rate paid for 2006 was 4.60%. Under this plan, participants could elect to receive either a lump-sum payment or approximately equal monthly installments over a period of up to 10 years, with payment commencing upon the earlier of specified events selected by the participant, including retirement, voluntary resignation, involuntary termination, death, disability, reaching a certain age or on a date selected by the participant. Mr. Wagner is the only Named Executive Officer who participated in this plan.
Employment Agreements
     Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank are parties to a three-year employment agreement with Mr. William J. Wagner under which Mr. Wagner serves as President and Chief Executive Officer and as a director or trustee of Northwest Bancorp, MHC, Northwest Savings Bank and Northwest Bancorp, Inc. On each anniversary date the contract renews for an additional year, and if it is not renewed it expires 36 months following the anniversary date. Under the agreement, Mr. Wagner’s base salary ($449,400, effective July 1, 2006) is reviewed annually and may be increased but not decreased. In the event Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank terminates Mr. Wagner’s employment for reasons other than for “cause” (as defined below), or if Mr. Wagner resigns following a “change of control” (as defined below), or if Mr. Wagner resigns due to “good reason” (as defined below), Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank will pay Mr. Wagner severance pay equal to:
(i)	three times the sum of his highest rate of base salary, plus his highest rate of cash bonus paid during the prior three years, and

(ii)	continuation of life, health and dental coverage for 36 months from the date of termination, unless Mr. Wagner obtains similar benefits from his new employer.
To the extent necessary in order to avoid penalties under Section 409A of the Internal Revenue Code, the base salary and bonus amount shall be paid in a lump sum on the first day of the seventh month following the date of termination and no contributions shall be made by Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank to the life, health and dental coverage until the first day of the seventh month following termination of employment. The agreement contains a one-year non-compete provision which restricts Mr. Wagner from competing with Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank following a termination of employment within 100 miles of any existing office or branch of Northwest Bancorp, Inc., Northwest

Bancorp, MHC or Northwest Savings Bank or location for which regulatory approval is pending for an office or branch.
     Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank and Messrs. LaRocca, Ordiway, Harvey and Fisher (the “executives”) are each a party to a three-year employment agreement under which the executives serve as executive officers of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank. On each anniversary date the contract renews for an additional year, and if it is not renewed it expires 36 months following such anniversary date. Under the agreement, each of the executive’s current base salary is reviewed annually and may be increased but not decreased. As of July 1, 2006, Mr. LaRocca’s base salary was $181,200; Mr. Ordiway’s base salary was $198,700; Mr. Harvey’s base salary was $166,000 and Mr. Fisher’s base salary was $166,000. In the event Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank terminates the executive’s employment for reasons other than for “cause” (as defined below), or if the executive resigns following a “change of control” (as defined below), or if the executive resigns due to “good reason” (as defined below), Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank will pay the executive severance pay equal to three times the executive’s highest rate of base salary paid to him during the prior three years and a pro rata distribution under any incentive compensation or bonus plan for the year in which the executive’s employment is terminated for reasons other than for “cause” (as defined below). Northwest Savings Bank would also continue the executive’s life, medical and dental coverage for 18 months from the date of termination, unless the executive obtains similar benefits from his new employer. To the extent necessary in order to avoid penalties under Internal Revenue Code Section 409A, the base salary and bonus amount shall be paid in a lump sum on the first day of the seventh month following the date of termination and no contributions shall be made by Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank to the life, health and dental coverage until the first day of the seventh month following termination of employment. The employment agreement contains a two-year non-compete provision which restricts the executives from competing with Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank following termination of employment within 100 miles of any existing office or branch of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank or location for which regulatory approval is pending for an office or branch.
     The following provisions apply to all of the employment agreements. If the executive’s employment is terminated for “cause” (as defined below), no further compensation or benefits shall be paid under the employment agreement and all unvested stock options awarded to the executive shall be immediately forfeited. Any payments to the executive would be reduced, if necessary, so as not to be an “excess parachute payment” as defined by Internal Revenue Code Section 280G (relating to payments made in connection with a change in control). If the executive becomes disabled (within the meaning of Internal Revenue Code Section 409A), Northwest Savings Bank may terminate the employment agreement but will pay the executive his then-current base salary for the longer of the remaining term of the agreement or one year, reduced by the amount of any disability insurance, workers’ compensation or social security benefits paid to the executive. If the executive dies during the term of the agreement, Northwest Savings Bank shall continue to pay his then-current base salary for one year and shall provide life, medical and dental benefits for the executive’s family for three years after the executive’s death, at generally the same level as Northwest Savings Bank was providing such benefits at the time of the executive’s death. During the employment term and thereafter, the executive shall be indemnified and covered under a standard directors’ and officers’ liability insurance policy provided by Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank against all expenses and liabilities reasonably incurred in connection with or arising out of any action in which the executive may be involved by reason of his having been a director or officer of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank, including judgments, court costs, attorneys fees and settlements approved by the board of directors. However, such indemnification does not apply to matters where the executive is adjudged liable for willful misconduct in performing his duties. All payments under any of the employment agreements will be made by Northwest Savings Bank, but if not timely paid, Northwest Bancorp, MHC or Northwest Bancorp, Inc. shall make such payments. The employment agreements are binding on successors to Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank.
     The following definitions apply to all of the employment agreements.
     Termination for “cause” means termination because of the executive’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or other material breach of any provision of the employment agreement. In determining incompetence, the acts or omissions are measured against standards generally prevailing in the savings institutions industry. No act or failure to act shall be considered “willful” unless done or omitted to be done by the executive not in good faith and without reasonable belief that the executive’s action or omission was in the best interest of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank.
     Termination for “good reason” means an executive’s voluntary resignation, upon not less than 120 days advance written notice given no later than 12 months after the occurrence of any of the following events:
(i)	reduction in the executive’s base salary or benefits and perquisites, other than a general reduction that applies to all executives, unless such reduction is coincident with or following a “change in control” (as defined below);

(ii)	in the case of Mr. Wagner, failure to re-elect, re-appoint or re-nominate him to his position as President and Chief Executive Officer and as director or trustee of Northwest Bancorp, Inc., Northwest Bancorp, MHC and Northwest Savings Bank or a change in Mr. Wagner’s function, duties or responsibilities which would cause his position to become one of lesser responsibility, importance or scope;

(iii)	in the case of the other executives, reduction in their duties, responsibilities or status, such that there is a reduction in the executive’s pay grade level in effect on the date of the employment agreement of more than three levels (in accordance with Northwest Savings Bank’s normal personnel practices, as circulated annually to officers of Northwest Savings Bank);

(iv)	a relocation of the executive’s principal place of employment by more than 30 miles;

(v)	liquidation or dissolution of Northwest Bancorp, Inc. or Northwest Savings Bank other than reorganizations that do not affect the status of the executive; or

(vi)	breach of the employment agreement by Northwest Bancorp, Inc. or Northwest Savings Bank.

“Change in control” means a change in control of a nature that:

(i)	would be required to be reported in response to Item 1(a) of Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(ii)	results in a change in control of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank within the meaning of the Bank Holding Company Act, as amended, and the applicable rules and regulations thereunder; or

(iii)	a change in control shall be deemed to have occurred at such time as:
(a)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than Northwest Bancorp, MHC is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Northwest Bancorp, Inc. representing 25% or more of the combined voting power of Northwest Bancorp, Inc.’s outstanding securities except for any securities purchased by Northwest Savings Bank’s employee stock ownership plan or trust;

(b)	individuals who constitute the board of directors on the effective date of the employment agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the employment agreement whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by Northwest Bancorp, Inc.’s stockholders was approved by the same nominating committee serving under the Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board;

(c)	a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of Northwest Bancorp, Inc., Northwest Bancorp, MHC or Northwest Savings Bank or similar transaction in which Northwest Bancorp, Inc. or Northwest Savings Bank is not the surviving institution occurs;

(d)	a proxy statement soliciting proxies from stockholders of Northwest Bancorp, Inc., by someone other than the current management of Northwest Bancorp, Inc., seeking stockholder approval of a plan of reorganization, merger or consolidation of Northwest Bancorp, Inc. or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger or consolidation or similar transaction involving Northwest Bancorp, Inc. is approved by Northwest Bancorp, Inc.’s board of directors or the requisite vote of Northwest Bancorp, Inc.’s stockholders; or

(e)	a tender offer is made for 25% or more of the voting securities of Northwest Bancorp, Inc. and the shareholders owning beneficially or of record 25% or more of the outstanding securities of Northwest Bancorp, Inc. have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.
Potential Payments to Named Executive Officers
     The following tables show potential payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2006, pursuant to each individual’s employment agreement, pursuant to stock options that have been granted under our stock option plans and pursuant to our policies with respect to health care and other benefits continuation. For a discussion of additional benefits that would be paid to the Named Executive Officers upon various termination scenarios, see “—Defined Benefit Plan,”
“—Supplemental Executive Retirement Plan,” and “—Life Insurance Coverage.”

William J. Wagner
	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$1,348,200	—	—	$449,400	$808,200	—

Bonus payment	$313,461	$104,487	—	$104,487	$104,487	$104,487

Stock option vesting acceleration	$117,170	—	—	$117,170	$117,170	—

Health care and other benefits continuation	$34,329	—	—	$30,045	—	—

William W. Harvey, Jr.
	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$498,000	—	—	$166,000	$199,200	—

Bonus payment	$19,245	$19,245	—	$19,245	$19,245	$19,245

Stock option vesting acceleration	$66,304	—	—	$66,304	$66,304	—

Health care and other benefits continuation	$17,165	—	—	$30,045	—	—

Gregory C. LaRocca
	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$543,600	—	—	$181,200	$217,440	—

Bonus payment	$23,043	$23,043	—	$23,043	$23,043	$23,043

Stock option vesting acceleration	$55,174	$55,174	—	$55,174	$55,174	$55,174

Health care and other benefits continuation	$17,165	—	—	$11,217	—	—

Robert A. Ordiway
	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$596,100	—	—	$198,700	$238,440	—

Bonus payment	$25,296	$25,296	—	$25,296	$25,296	$25,296

Stock option vesting acceleration	$55,174	$55,174	—	$55,174	$55,174	$55,174

Health care and other benefits continuation	$17,165	—	—	$30,045	—	—

Steven G. Fisher
	Involuntary Termination or
	Termination for Good Reason
	Before Change in Control or
	Voluntary Termination Upon
Type of	or Any Time After Change in	Voluntary	Termination
Benefit	Control	Termination	for Cause	Death	Disability	Retirement
Severance pay	$498,000	—	—	$166,000	$199,200	—

Bonus payment	$19,245	$19,245	—	$19,245	$19,245	$19,245

Stock option vesting acceleration	$55,174	—	—	$55,174	$55,174	—

Health care and other benefits continuation	$17,165	—	—	$30,045	—	—
Defined Benefit Plan
     Northwest Savings Bank maintains the Northwest Savings Bank Pension Plan, which is a noncontributory defined benefit plan (“Retirement Plan”). All employees age 21 or older who have worked at Northwest Savings Bank for a period of one year and have been credited with 1,000 or more hours of employment with Northwest Savings Bank during the year are eligible to accrue benefits under the Retirement Plan. Northwest Savings Bank annually contributes an amount to the Retirement Plan necessary to at least satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). At December 31, 2006, the Retirement Plan fully met its funding requirements under Section 412 of the Internal Revenue Code.
     At the normal retirement age of 65, the plan is designed to provide a life annuity with a minimum payment period of ten years. The retirement benefit provided is an amount equal to 1.6% of a participant’s average monthly base salary based on the average of the five consecutive years of the last ten calendar years providing the highest monthly average multiplied by the participant’s years of service to the normal retirement date (up to a maximum of years of 25 years) plus: (i) 0.6% of such average monthly compensation in excess of one-twelfth of covered compensation (as defined in the plan) multiplied by the participant’s total number of years of service up to a maximum of 25 years; and (ii) for participants who retire on or after June 1, 1995, 0.6% of such participant’s average monthly compensation multiplied by the participant’s number of years of service between 25 years and 35 years. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of fifteen years of service with us (or after 25 years of service and no minimum age). Upon termination of employment other than as specified above, a participant who was employed by us for a minimum of five years is eligible to receive his or her accrued benefit commencing, generally, on such participant’s normal retirement date. Benefits under the Retirement Plan are payable in various annuity forms. For the plan year ended December 31, 2006, we made contributions to the Retirement Plan of $5.0 million.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2006, expressed in the form of a single life annuity with 10 years guaranteed for the final average salary and benefit service classifications specified below.

Average	Years of Service and Annual Benefit Payable at Retirement
Compensation	15	20	25	30	35	40
$25,000	$6,000	$8,000	$10,000	$10,750	$11,500	$11,500
$50,000	$12,000	$16,000	$20,000	$21,500	$23,000	$23,000
$75,000	$18,000	$24,000	$30,000	$32,250	$34,500	$34,500
$100,000	$25,650	$34,199	$42,749	$45,749	$48,749	$48,749
$125,000	$33,900	$45,199	$56,499	$60,249	$63,999	$63,999
$150,000	$42,150	$56,199	$70,249	$74,749	$79,249	$79,249
$175,000	$50,400	$67,199	$83,999	$89,249	$94,499	$94,499
$200,000	$58,650	$78,199	$97,749	$103,749	$109,749	$109,749
$220,000 plus	$65,250	$86,999	$108,749	$115,349	$121,949	$121,949
     As of the plan year ended December 31, 2006, Messrs. Wagner, LaRocca, Ordiway, Harvey and Fisher had 23, 21, 32, 11 and 23 years of credited service (i.e., benefit service), respectively.
     The accrued annual pension benefit as of December 31, 2006 for Messrs. Wagner, LaRocca, Ordiway, Harvey and Fisher are $94,284, $50,999, $93,134, $24,000 and $51,907, respectively. As of December 31, 2006, Messrs. LaRocca and Ordiway qualified for early retirement under the Retirement Plan. If Messrs. LaRocca and Ordiway had retired on December 31, 2006, and began receiving benefit payments immediately upon retirement, their annual pension benefit would have been $27,483 and $57,678, respectively.
Supplemental Executive Retirement Plan
     Northwest Savings Bank has adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain participants in Northwest Savings Bank’s Retirement Plan whose benefits are limited by Section 415(b) of the Internal Revenue Code (which limits the amount of annual benefits that may be accrued to fund future benefit payments) or Section 401(a)(17) of the Internal Revenue Code (which places a limitation on compensation taken into account for tax-qualified plan purposes; for 2006, that limit was $220,000). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Retirement Plan but for the limitations imposed by Internal Revenue Code Sections 401(a)(17) and 415(b) and that which is actually funded under the Retirement Plan as a result of the limitations.
     Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the under the SERP. Pre-retirement benefits are payable in 120 equal monthly installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of Northwest Savings Bank.
     The benefits paid under the SERP supplement the benefits paid by the Retirement Plan. The following table indicates the expected aggregate annual retirement benefit payable from the Retirement Plan and SERP to SERP participants, expressed in the form of a single life annuity with a 10-year guaranteed payment for the final average salary and benefit service classifications specified below.

Average	Years of Service and Annual Benefit Payable at Retirement
Compensation	15	20	25	30	35	40
$100,000	$25,650	$34,199	$42,749	$45,749	$48,749	$48,749
$125,000	$33,900	$45,199	$56,499	$60,249	$63,999	$63,999
$150,000	$42,150	$56,199	$70,249	$74,749	$79,249	$79,249
$175,000	$50,400	$67,199	$83,999	$89,249	$94,499	$94,499
$200,000	$58,650	$78,199	$97,749	$103,749	$109,749	$109,749
$250,000	$75,150	$100,199	$125,249	$132,749	$140,249	$140,249
$300,000	$91,650	$122,199	$152,749	$161,749	$170,749	$170,749
$350,000	$108,150	$144,199	$180,249	$190,749	$201,249	$201,249
$400,000	$124,650	$166,199	$207,749	$219,749	$231,749	$231,749

     At December 31, 2006, Mr. Wagner was the only Named Executive Officer participant in the SERP and he had 23 years of credited service under the SERP. Northwest Savings Bank’s pension cost attributable to the SERP for all participants was approximately $156,000 for the year ended December 31, 2006.
Life Insurance Coverage
     Northwest Savings Bank generally provides group term life insurance to its employees. The amount of the life insurance coverage employees are eligible for is a multiple of their base salary up to a maximum of $700,000 worth of coverage. Their pay grade level determines the multiple used. The first $50,000 of group term life insurance coverage is a non-taxable benefit each year.
     Certain select senior officers are eligible to participate in a Senior Managers’ Life Insurance Plan. This plan is designed to allow the participant to waive an equal amount of coverage in the group term life insurance plan in order to purchase a whole life insurance plan using their own funds in conjunction with the amount Northwest Savings Bank would have spent for the individual’s group term premium expense. The benefit then becomes a split dollar arrangement. The officer’s coverage is provided through two sources: the group term life insurance plan, which has a carve-out provision funded by bank-owned life insurance, and an individual policy owned by the executive. The Senior Managers’ Life Insurance Plan thus gives participants a means to obtain post-retirement life insurance that is not available through the group term life plan.
     Under Northwest Savings Bank’s life insurance plan, the pre-retirement death benefit amount is determined as a multiple of the employee’s annual base salary rounded up to the next even $1,000. Multiples range from 150 percent to 500 percent based on pay grade levels. The Named Executives Officers are all in the highest multiple of 500 percent. The group term life insurance plan does not have a post-retirement death benefit provision. However, four of the five Named Executive Officers participate in the Senior Managers’ Life Insurance Plan, giving them the option to continue their individual policies into retirement. Through a special agreement in the group plan carve out provision, Mr. Ordiway will be provided with a post-retirement insurance benefit equal to fifty percent of his coverage in effect at the time of retirement. As of December 31, 2006, the pre-retirement death benefit amounts from the Northwest Savings Bank plan were as follows: $50,000 for Mr. Wagner; $150,000 for Mr. Harvey; $50,000 for Mr. LaRocca; $700,000 for Mr. Ordiway; and $150,000 for Mr. Fisher. As of December 31, 2006, the post-retirement death benefit for Mr. Ordiway was $497,000.
     The federal income tax treatment and the annual economic benefit realized by each Named Executive Officer vary depending on the amount of life insurance in the Northwest Savings Bank plan and the Senior Managers’ Life Insurance Plan. The specific arrangement with each Named Executive Officer is discussed below.
     The premiums paid by Northwest Savings Bank for the Named Executive Officers for life insurance coverage during 2006 totaled $25,541, consisting of the following premiums: $13,405 for Mr. Wagner; $1,292 for Mr. Harvey; $6,515 for Mr. LaRocca; $1,428 for Mr. Ordiway; and $2,901 for Mr. Fisher. However, the imputed economic benefit for this life insurance coverage during 2006 was as follows: $13,303 for Mr. Wagner; $1,190 for Mr. Harvey; $6,413 for Mr. LaRocca; $4,708 for Mr. Ordiway; and $2,799 for Mr. Fisher. The imputed economic benefit to the Named Executive Officers of the 2006 premium payments is included in the “All Other Compensation” column of the Summary Compensation Table and is described in a footnote to that column for each Named Executive Officer. The amount of such economic benefit was determined using the amount imputed to the individual under applicable tables published by the Internal Revenue Service multiplied by the aggregate death benefit payable to the individual’s beneficiary.

Directors’ Compensation
     The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to Northwest Bancorp, Inc.’s directors. Mr. Wagner does not receive separate compensation for his service as a director.

Director Compensation Table For the Year Ended December 31, 2006
							Change in pension
						Non-equity	value and
	Fees earned	Stock		Option		incentive plan	nonqualified deferred	All other
	or paid in	awards		awards		compensation	compensation	compensation
Name	cash ($)	($)(1)		($)(2)		($)	earnings ($)(3)	($)(4)	Total ($)
John M. Bauer	48,875	17,136	(5)	13,400	(5)	—	12,351	2,368	94,130
Richard L. Carr	58,475	17,136	(6)	13,400	(6)	—	12,217	2,368	103,596
Thomas K. Creal, III	50,100	17,136	(7)	13,400	(7)	—	15,057	2,368	98,061
Robert G. Ferrier	46,875	17,136	(8)	13,400	(8)	—	13,741	2,368	93,520
A. Paul King	45,475	17,136	(9)	13,400	(9)	—	10,340	2,368	88,719
Joseph F. Long	50,275	17,136	(10)	13,400	(10)	—	12,281	2,368	95,460
Richard E. McDowell	46,875	17,136	(11)	13,400	(11)	—	10,062	2,368	89,841

(1)	Reflects expense related to an award of 4,000 shares of restricted stock granted to each director on March 16, 2005 with a grant date fair value of $85,680 (based on a grant date fair value of $21.42 per share). This award vests equally over a five-year period beginning March 16, 2006. The value listed in the table is the amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions used in the valuation of these awards are included in Notes 1(o) and 15(d) to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

(2)	Reflects expense related to an award of 10,000 stock options granted to each director on January 19, 2005 with a grant date fair value of $67,000 (based on a grant date fair value of $6.70 per stock option). This award vests equally over a five-year period beginning January 19, 2006. Options have an exercise price of $22.93 per option. The value listed in the table is the amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions used in the valuation of these awards are included in Notes 1(o) and 15(e) to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

(3)	Reflects change in pension value only.

(4)	Reflects dividends on unvested restricted stock awards.

(5)	At December 31, 2006, Mr. Bauer had 17,000 stock options outstanding and 3,200 unvested shares of restricted common stock.

(6)	At December 31, 2006, Mr. Carr had 20,000 stock options outstanding and 3,200 unvested shares of restricted common stock.

(7)	At December 31, 2006, Mr. Creal had 16,500 stock options outstanding and 3,200 unvested shares of restricted common stock.

(8)	At December 31, 2006, Mr. Ferrier had 20,000 stock options outstanding and 3,200 unvested shares of restricted common stock.

(9)	At December 31, 2006, Mr. King had 22,000 stock options outstanding and 3,200 unvested shares of restricted common stock.

(10)	At December 31, 2006, Mr. Long had 22,000 stock options outstanding and 3,200 unvested shares of restricted common stock.

(11)	At December 31, 2006, Mr. McDowell had 20,000 stock options outstanding and 3,200 unvested shares of restricted common stock.

     The full board of directors determines director compensation. In determining director compensation, we utilize market information that is provided by our Human Resources Director, which is supported by survey data from compensation consultants.
     For the year ended December 31, 2006, nonemployee directors of Northwest Bancorp, Inc. and Northwest Savings Bank were paid a retainer of $15,300 per year plus $775 for each board meeting of Northwest Savings Bank and Northwest Bancorp, Inc. attended. Non-employee members of the Executive, Compensation, Trust, Audit, Risk Management, Nominating and Governance Committees were paid a total of $700 for attendance at committee meetings for both Northwest Bancorp, Inc. and Northwest Savings Bank. The chairman of the Compensation, Trust, Audit and Risk Management committees were paid an additional $750 per quarter as a retainer for their service as chairman with the chairman of the Nominating Committee receiving $500 per year and the chairman of the Governance Committee receiving $1,000 per year. Director Carr also received a fee of $1,500 per quarter as a retainer for his service as Lead Director for Northwest Bancorp, Inc. and Northwest Savings Bank. In addition, each member of the Board of Trustees of Northwest Bancorp, MHC was paid a retainer of $3,500 per year plus a fee of $175 for each board meeting attended. As of December 31, 2006, all directors of Northwest Bancorp, Inc. and Northwest Savings Bank (with the exception of Mr. Tredway) were trustees of Northwest Bancorp, MHC.
     We sponsor a non-qualified deferred compensation plan for directors (the “Deferred Compensation Plan”) that enables a director to elect to defer all or a portion of his directors’ fees. The amounts deferred are credited with interest at the taxable equivalent rate received by Northwest Bancorp, Inc. on its bank owned life insurance policies that insure the directors’ lives. Deferred amounts are payable upon retirement of a director on or after attaining age 59-1/2 but no later than age 72, in the form of a lump sum or in five or ten equal installments. Payments to a director, or to his designated beneficiary, may also be made from the Deferred Compensation Plan upon the director’s death, total and permanent disability, or termination of service from the Board. Participants in the Deferred Compensation Plan would not recognize taxable income with respect to the Deferred Compensation Plan benefits until the assets are actually distributed. In the event the director dies before reaching normal retirement age, his estate will be paid a lump sum payment equal to the deferred amount plus the present value of the payments the director would have deferred had he continued to defer payments equal to his current deferrals until his normal retirement date.
     We maintain a retirement plan for outside directors (the “Directors Plan”). Directors who have served on the Board for five years or more and are not Bank employees are eligible to receive benefits under the Directors Plan. Upon a director’s retirement from the Board on or after five years of service and the attainment of age 60, the director is entitled to receive a retirement benefit equal to 60% of the annual retainer paid immediately prior to retirement plus 60% of the board meeting fees paid for the director’s attendance at board meetings at the annual rate which was in effect immediately prior to his retirement. If a director retires after five years or more of service but before attaining age 60, the director is entitled to one-half of the benefits otherwise available to him. Retirement benefits commence on the first day of the calendar quarter following the director’s attainment of age 65, or if retirement occurs later, on the first day of the calendar quarter following retirement. Such retirement benefits are paid for a period equal to the lesser of the number of a director’s completed full years of service, his life, or ten years. In the event the director dies before normal retirement age or after normal retirement age but before all retirement benefits to which he is entitled have been received, the director’s estate shall be paid a lump sum equal to the present value of the benefits that would have been paid had the director lived until all accrued retirement benefits had been paid. During the year ended December 31, 2006, the expense to Northwest Savings Bank of the Directors Plan was $104,464.
     Under our 2004 Stock Option Plan, adopted by stockholders on November 17, 2004, directors Bauer, Carr, Creal, Ferrier, King, Long and McDowell were each granted on January 19, 2005 nonstatutory options to purchase 10,000 shares of common stock at an exercise price of $22.93 per share, the then-current market price. These options vest over a five-year period beginning January 19, 2006. All nonstatutory options granted under the 2004 Stock Option Plan expire upon the earlier of ten years from the date of grant or one year following the date the optionee ceases to be a director. However, in the event of termination of service or employment due to death, disability, normal retirement or a change of control of Northwest Bancorp, Inc., nonstatutory options may be exercised for up to five years.

     Under our 2004 Recognition and Retention Plan, adopted by stockholders on November 17, 2004, on March 16, 2005, directors Bauer, Carr, Creal, Ferrier, King, Long and McDowell were each granted 4,000 restricted shares of common stock. These shares vest over a five-year period beginning March 16, 2006. Dividends are paid on the restricted stock and participants can vote the restricted stock pursuant to the 2004 Recognition and Retention Plan.
Transactions With Certain Related Persons
     Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Northwest Savings Bank offers its employees interest rate discounts of up to 50 basis points on loans made by Northwest Savings Bank to such persons for personal use. Our policy is that loans made to a director in excess of $100,000 for non-residential purposes must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to executive officers must be approved by the full Board of Directors regardless of amounts. Loans to our current directors, principal officers, nominees for election as directors, securityholders known by us to own more than 5% of the outstanding shares of common stock, or associates of such persons (together, “specified persons”), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Savings Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.
     We intend that, except as described above, all transactions between us and our executive officers, directors, holders of 10% or more of the shares of common stock, and affiliates thereof, will contain terms no less favorable to us than could have been obtained through arms-length negotiations with unaffiliated persons and will be approved by a majority of our Audit Committee not having any interest in the transaction.
PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
     Our independent registered public accounting firm for the year ended December 31, 2006 was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2007, subject to the ratification of the engagement by our stockholders as required by our Bylaws. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2007. A representative of KPMG LLP is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he so desires.
     Although stockholder ratification of the independent registered public accounting firm is required by our Bylaws, even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of Northwest Bancorp, Inc. and its stockholders.
     Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG LLP during the year ended December 31, 2006, the six-month transition period ended December 31, 2005 and the fiscal year ended June 30, 2005.

     The aggregate fees included in the Audit Fees category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

		Six-Month
		Transition Period
	Year Ended	Ended
	December 31,	December 31,	Fiscal Year Ended
	2005	2005	June 30, 2005
Audit Fees	$479,500	$498,360	$531,640
Audit-Related Fees	10,000	12,000	112,700
Tax Fees	89,195	140,750	127,800
All Other Fees	1,500	—	31,219
     Audit Fees. Audit fees of $479,500 for the year ended December 31, 2006, $498,360 for the six-month transition period ended December 31, 2005 and $531,640 in fiscal year 2005 were for professional services rendered for the audits of our consolidated financial statements and internal controls over financial reporting, review of the financial statements included in our quarterly reports on Form 10-Q and the internal controls attestation required under Federal Deposit Insurance Corporation regulations.
     Audit-Related Fees. Audit-related fees of $10,000 for the year ended December 31, 2006 and $12,000 for the six-month transition period ended December 31, 2005 were additional billings related to the June 30, 2005 audit and an accounting opinion related to an acquisition required to be included in the regulatory application. Audit-related fees of $112,700 in fiscal year 2005 were for additional billings for the 2004 audit and audits of employee benefit plans and student lending. Such fees are reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees,” above.
     Tax Fees. Tax fees of $89,195 for the year ended December 31, 2006, $140,750 for the six-month transition period ended December 31, 2005 and $127,800 in fiscal year 2005 were for services related to tax compliance and tax planning.
     All Other Fees. Other fees totaled $1,500 for the year ended December 31, 2006, $0 for the six-month transition period December 31, 2005 and $31,219 in fiscal year 2005. During fiscal year 2005, we paid $22,719 related to assistance with Section 404 of the Sarbanes-Oxley Act of 2002 and $7,000 related to the acquisition of Bell Federal. We paid $1,500, $0 and $1,500 for access to the independent registered public accounting firm’s on line technical database during the year ended December 31, 2006, the six-month transition period ended December 31, 2005 and the fiscal year ended June 30, 2005.
     The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as our independent registered public accounting firm.
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above.

     In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2007, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification. The Audit Committee of the Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the independent registered public accounting firm for the year ended December 31, 2007.
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
     Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no later than five days before the date of the meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of Northwest Bancorp, Inc. which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting may, if the facts warrant, determine and declare to the meeting that certain business was not properly brought before the meeting in accordance with the provisions of our Bylaws, and if he should so determine, he shall so declare the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2008 Annual Meeting of Stockholders must be given to us no later than five days prior to the date of the meeting, as indicated above.
STOCKHOLDER PROPOSALS
     In order to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 100 Liberty street Warren, Pennsylvania 16365, no later than December 7, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
OTHER MATTERS
     The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.
MISCELLANEOUS
     The cost of solicitation of proxies will be borne by Northwest Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. Our Annual Report on Form 10-K for the year ended December 31, 2006 has been mailed or made available online to all stockholders of record as of March 30, 2007. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing us.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS
     We intend to deliver only one Annual Report on Form 10-K and Proxy Statement to multiple registered stockholders sharing the same address unless we receive contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the Annual Report or Proxy Statement they may call or write and request separate copies currently or in the future as follows:
Shareholder Relations
Northwest Bancorp, Inc.
100 Liberty Street
Warren, PA 16365-2353
Phone:  (814) 728-7263
Fax:       (814) 728-7128
Registered stockholders sharing the same address and receiving multiple copies of Annual Reports or Proxy Statements may request the delivery of a single copy by writing or calling the above address or phone number.
BY ORDER OF THE BOARD OF DIRECTORS
Gregory C. LaRocca
Executive Vice President and Corporate Secretary
Warren, Pennsylvania
April 5, 2007

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Northwest Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012,00000
è	0000 0000 0000
PAGE                      1 OF                      2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	NWBNC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST BANCORP, INC.

The Board of Directors recommends a vote “FOR” each of the listed proposals.		02		0 0 0 0 0 0 0 0 0 0		215797172416

Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for one or more nominee, mark “For All Except” and write the name of the nominee(s) on the line below.

1.	The election as directors of all nominees listed below (except as market to the contrary at the right)		☐	☐	☐

	01) Philip M. Tredway 02) Robert G. Ferrier 03) Richard E. McDowell 04) Joseph F. Long

		For	Against	Abstain
Vote on Proposal

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Meeting, a proxy statement dated April 5, 2007 and audited financial statements.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
	☐	Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

		P41665			123,456,789,012 667328108 35
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

REVOCABLE PROXY
NORTHWEST BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007
     The undersigned hereby appoints the official proxy committee consisting of the entire Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders (“Meeting”) to be held on May 16, 2007 at The Struthers Library Theatre, located at 302 W. Third Avenue, Warren, Pennsylvania, at 11:00 a.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as indicated on the reverse side.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)